WGNB Corp. Year to Date ’06 Earnings Increased 15.3% over Year to Date ’05

CARROLLTON, Ga.—(BUSINESS WIRE)—October 9, 2006—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced net earnings of $5,902,613, or $1.76 per share, for the three quarters ended September 30, 2006. This is an increase of $784,227 or 15.3 percent, when compared with the three quarters ended September 30, 2005. The third quarter 2006 earnings of $2,096,320, or $0.63 per diluted share, also compared favorably to 2005 third quarter earnings of $1,857,210, or $0.56 per diluted share. This represented an increase of $179,110, or 12.9 percent.

“We are pleased with our double-digit earnings growth,” said H. B. “Rocky” Lipham, III, Interim President and CEO of WGNB Corp. “When any company is able to produce 12.0 percent or better earnings growth, they are considered a high performing company. We have averaged more than 17 percent annual earnings growth over the past 15 years. In 2006, our earnings growth is attributed to continued loan growth and prudent management of our net interest margin. Last year at this time we had a year-to-date average net interest margin of 4.35 percent. In 2006, that number has increased 23 basis points to 4.58 percent.”

“Management constantly works to position the Bank’s balance sheet for the best interest margin in any rate environment,” said Steven J. Haack, Secretary and Treasurer of WGNB Corp. “Our goal is to not make interest rate “bets.” We have had good loan growth, but not as robust as the past couple years. We are paying great attention to our interest margin with the intent to squeeze more earnings out of the assets we have, rather than allowing lesser quality assets on the balance sheet.”

Total assets have grown by $41 million, or 8.0 percent, total loans have grown by $36 million, or 8.8 percent, and total deposits have grown by $36 million, or 8.8 percent, since the end of the third quarter of 2005. Total assets for the Company now stand at $560 million.

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About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”. West Georgia National Bank has nine full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $560 million.

For more information about West Georgia National Bank and WGNB Corp., visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com, by phone at 770-832-3557 or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	September 30, 2006 (unaudited)	September 30, 2005 (unaudited)
Total interest income	$30,604	$23,470
Total interest expense	13,365	8,768
Net interest income	17,239	14,702
Provision for loan loss	1,090	1,250
Net interest income after provision	16,149	13,452
Total other income	4,550	4,530
Total other expense	12,259	10,811
Earnings before income taxes	8,440	7,171
Income taxes	2,537	2,053
Net earnings	5,903	5,118
Per Share Data: (Pre-Split)
Net earnings	1.77	1.54
Diluted net earnings	1.76	1.53
Cash dividends declared year to date	0.7950	0.6750
Book Value	15.32	14.23
At Period End:
Total loans	447,570	411,308
Earning assets	534,070	489,633
Assets	559,539	518,027
Deposits	450,529	414,273
Stockholders’ equity	51,086	47,308
Weighted average shares outstanding	3,331,218	3,324,458
Weighted average diluted shares outstanding	3,344,690	3,343,113
Key Performance Ratios Year to Date:
Return on average assets	1.45%	1.46%
Return on average equity	15.83%	14.67%
Net interest margin, tax equivalent	4.58%	4.35%
Dividend payout ratio	44.88%	43.83%
Overhead ratio	56.26%	56.21%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.85%	0.94%
Loan loss reserve/total loans	1.21%	1.23%
Loan loss reserve/non-performing assets	141.72%	130.21%
Loan loss reserve/total capital	10.58%	10.69%
Capital Ratios:
Tier 1 capital/total average assets	10.86%	9.11%
Risk based capital ratio	12.01%	11.77%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com